FERRO REPORTS SECOND QUARTER ADJUSTED EARNINGS FROM CONTINUING OPERATIONS OF $0.20 PER SHARE

•	Value-Added Sales Increase 5% on a Constant Currency Basis

•	Adjusted Operating Profit Increases 16% on a Constant Currency Basis

•	Profitability Metrics Continue to Improve:
o	Adjusted Gross Profit Margin Increases to 30.3% from 27.8%
o	Adjusted EBITDA Margin Improves to 14.5% from 13.8%

•	Full-Year 2015 Adjusted EPS Guidance Reduced to $0.82 - $0.87 Based on Reduced Sales Expectations for Performance Coatings Segment in Emerging Markets

•	The Board of Directors Authorizes the Repurchase of up to $25 Million of Company’s Common Stock

CLEVELAND, Ohio – July 29, 2015 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the second quarter ended June 30, 2015.  Second quarter income from continuing operations attributable to common shareholders was $0.14 per diluted share compared with $0.15 per diluted share in the second quarter of 2014.  On an adjusted basis, earnings per diluted share were $0.20, versus $0.19 for the second quarter of 2014.  The results in both years include a number of charges relating to, among other items, restructuring activities.  Please refer to the supplemental tables at the end of this release for additional information concerning adjusted financial results.

Second quarter 2015 net sales were $268 million, while value-added sales, which exclude precious metal sales, were $257 million.  In the same period last year, net sales and value-added sales were $294 million and $282 million, respectively.  On a constant currency basis, value-added sales increased 5%.  The impact of foreign currency translation reduced value-added sales by approximately $36 million.

On a constant currency basis, all three business segments recorded increased value-added sales:  Performance Coatings increased by 5%; Performance Colors and Glass increased by 3%; and Pigments, Powders and Oxides increased by 9%.  Vetriceramici, a producer of coatings for high-end ceramic tile, which Ferro acquired in December 2014, contributed $17 million to value-added sales growth in the quarter, primarily in the Performance Coatings segment.  Excluding the value-added sales contribution from Vetriceramici, Ferro’s base business declined by 2%, due solely to reduced sales in the Performance Coatings Segment.  On a constant currency basis, all three segments also delivered increased gross profit, compared with the second quarter of 2014.

Adjusted earnings for the second quarter of 2015 benefited from increased sales and improved gross profit in all three segments, on a constant currency basis, and lower interest expense partially offset by increased selling, general and administrative (“SG&A”) expenses, primarily related to increased incentive compensation costs.

Peter Thomas, Chairman, President and Chief Executive Officer, commented, “We continue to make progress on creating value through organic and inorganic sales growth and by improving our profit margins.  For the quarter, value-added sales increased by 5% on a constant currency basis, aided by the Vetriceramici acquisition and organic growth in the Pigments, Powders, and Oxides and Performance Colors and Glass segments.

“In addition, we continue to drive improved profitability, with our gross profit margin increasing by approximately 250 basis points over the prior year to 30.3% and our adjusted EBITDA margin improving by approximately 75 basis points to 14.5%.  Adjusted operating profit, on a constant currency basis, improved by 16% to $29 million.  Adjusted for currency, we were able to achieve sales growth and profitability improvement despite continued economic weakness in certain regions where we conduct business, including in Asia and the Middle East and North Africa (“MENA”) region.”

Mr. Thomas continued, “In early July, we completed our €149 million acquisition of Nubiola, a worldwide producer of specialty inorganic pigments and the world’s largest producer of Ultramarine Blue.  The acquisition substantially improves our position in inorganic pigments by expanding our product portfolio and geographic reach.  We expect the transaction to add approximately $55 million - $60 million to our sales in the second half of 2015 and to be immediately accretive to earnings.  Meanwhile, we are actively pursuing additional business opportunities to further strengthen our position in glass-based coatings and color solutions for industrial applications.

“Looking ahead, we anticipate economic conditions will continue to be challenging in certain regions, including Asia and in certain countries in Eastern Europe, including Russia and Ukraine.  We expect this weakness to be offset by modest economic growth in the United States and Western Europe and an improving outlook for MENA.  Despite the challenging economic conditions, particularly for our tile business, we expect to maintain profit margins, and will continue to execute against our strategy of pursuing value-creating growth while being keenly focused on cost controls.”

2015 Second-Quarter Results

Ferro reported net sales of $268 million in the second quarter of 2015, compared with net sales of $294 million in the second quarter of 2014.  Value-added sales, which exclude precious metal sales, were $257 million in the second quarter of 2015 versus $282 million in the second quarter of the prior year. Consolidated value-added sales, reported on a constant currency basis, increased by 5%.

Gross profit was $78 million for the quarter, consistent with $78 million for the second quarter of 2014.  Special charges in both periods were not significant.  The adjusted gross profit margin, as a percent of value-added sales, for the second quarter of 2015 was 30.3% compared with 27.8% in the prior-year period.  On a constant currency basis, adjusted gross profit increased by $9 million, or 13%.

SG&A expenses were $53 million in the second quarter of 2015 compared with $49 million in the prior-year quarter.  Excluding special items in both periods, SG&A expenses increased to $49 million from $47 million.  On a constant currency basis, and excluding SG&A expenses associated with acquisitions, adjusted SG&A for the historical business increased by approximately $1 million.  The change in SG&A expenses for the quarter was primarily associated with increased incentive compensation expenses.

Income from continuing operations for the quarter ended June 30, 2015, was $12 million, or $0.14 per diluted share, compared with $14 million, or $0.15 per diluted share, in the second quarter of 2014. Adjusted income attributable to common shareholders was $17 million, or $0.20 per diluted share, compared with $17 million, or $0.19 per diluted share, in the prior-year quarter.

During 2014, the Company used a proforma effective tax rate of 36% in calculating adjusted earnings.  For 2015, the Company is using an effective rate that is reflective of the progress being made on strategic tax restructuring projects and more in line with statutory tax rates in the legal entities where business is conducted.  As a result, the adjusted effective tax rate for the second quarter of 2015 was 32.9% compared with 36.0% in the same period last year.  The adjusted effective tax rate for the second quarter of 2015 was higher than the 15.2% for the first quarter of 2015.  The higher rate in the second quarter of 2015 compared with the first quarter reflects recognizing tax expense on a year-to-date basis consistent with the Company’s expected rate for the full year of 2015.  The Company continues to forecast its full-year 2015 effective tax rate to be approximately 25%.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $37 million compared with $39 million in the same period last year. Adjusted EBITDA margins, as a percentage of value-added sales, were 14.5% in the second quarter of 2015 and 13.8% in the same period last year.

Outlook

The Company expects continued global growth, but at a relatively low rate.  Economic conditions in certain developing economies, including Indonesia, China, and Thailand, and certain Eastern European countries, including Russia and Ukraine, are expected to remain weak throughout the remainder of 2015, adversely impacting legacy business sales growth.  In addition, the Company anticipates that foreign currency translation will continue to have a significant negative impact on reported results.

Including the recent acquisition of Nubiola and adjusting for expected foreign currency difference between periods, the Company expects second-half constant currency value-added sales growth of approximately 20% - 22% relative to the same period in 2014.  Value-added sales in the second half of 2014 were $517 million, but would have been approximately $60 million lower if recorded using current foreign currency rate expectations.  From this adjusted base of approximately $457 million, the legacy businesses are expected to add approximately 1% - 2% of organic sales growth, with acquisitions adding $85 million - $90 million.  Precious metal sales in the second half are expected to be in the range of $15 million - $20 million.

For the second half of 2015, gross profit, as a percent of value-added sales, is expected to be in the range of 29.0% - 29.5%, and operating profit is expected to be in the range of 11.5% - 12.0% of value-added sales.  The adjusted effective tax rate for the second quarter of 2015 was 32.9%, but the Company anticipates the full-year effective tax rate will be approximately 25%.

Given these expectations, the Company anticipates full-year adjusted earnings per share to be in the range of $0.82 - $0.87 compared with prior guidance of $0.89 - $0.96 per diluted share.

Stock Repurchase

The Company’s Board of Directors has approved a stock repurchase program under which the Company is authorized to repurchase up to $25 million of the Company’s outstanding shares of common stock on the open market, including through a Rule 10b5-1 plan, in privately negotiated transactions, or otherwise.

The timing and amount of any stock repurchases will be determined by the Company’s management based on its evaluation of market and business conditions, share price, and other factors.  The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of common shares and may be suspended or discontinued at any time.

Nubiola Acquisition

On July 7, 2015, the Company announced that it had completed the acquisition of the Nubiola Group (“Nubiola”) on a cash-free and debt-free basis for €149 million in cash, subject to customary working capital and other purchase price adjustments.  Nubiola is a worldwide producer of specialty inorganic pigments and the world’s largest producer of Ultramarine Blue, a pigment for the plastics and construction industries, highly valued for its durability, unique color attributes and whitening capability. Nubiola also produces specialty Iron Oxides, Chrome Oxide Greens and Corrosion Inhibitors. Nubiola employs approximately 750 people around the world, including temporary employees, and has production facilities in Spain, Colombia, Romania, and India and a joint venture in China.  Nubiola had 2014 annual sales of €105 million and achieved compound annual growth of 4.1% over the last three years.

Conference Call

The Company will host a conference call to discuss its second-quarter financial results and its current outlook for 2015 on Thursday, July 30, 2015, at 10:00 a.m. Eastern Time.  To listen to the call, dial 800-940-2599 if calling from the United States or Canada, or dial 212-271-4651 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on August 6.  To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21772542 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through August 31, 2015.  The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,710 employees globally and reported 2014 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•

Ferro’s ability to complete acquisitions, effectively integrate the businesses and achieve the expected synergies (including the Nubiola and Vetriceramici transactions), as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	management of Ferro’s general and administrative expenses;
•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	risks and uncertainties associated with intangible assets;
•	Ferro may not pay dividends on its common stock in the foreseeable future;
•	The amount and timing of any repurchase of common stock; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

# # #

Company Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$268,214	$294,217	$530,986	$574,944
Cost of sales	190,574	215,763	382,711	421,537
Gross profit	77,640	78,454	148,275	153,407
Selling, general and administrative expenses	52,695	49,260	102,151	100,629
Restructuring and impairment charges	1,116	1,958	1,625	6,308
Other expense (income):
Interest expense	3,110	4,673	6,260	9,184
Interest earned	(57)	(14)	(94)	(29)
Foreign currency losses, net	2,827	27	4,555	1,373
Miscellaneous (income) expense, net	(161)	3,456	238	4,218
Income before income taxes	18,110	19,094	33,540	31,724
Income tax expense	5,679	5,186	8,138	7,667
Income from continuing operations	12,431	13,908	25,402	24,057
(Loss) income from discontinued operations, net of income taxes	(5,646)	(3,520)	(9,602)	3,064
Net income	6,785	10,388	15,800	27,121
Less: Net income (loss) attributable to noncontrolling interests	186	429	(1,769)	(43)
Net income attributable to Ferro Corporation common shareholders	$6,599	$9,959	$17,569	$27,164

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss):
Continuing operations	$0.14	$0.15	$0.31	$0.28
Discontinued operations	(0.06)	(0.04)	(0.11)	0.03
	$0.08	$0.11	$0.20	$0.31

Diluted earnings (loss):
Continuing operations	$0.14	$0.15	$0.31	$0.27
Discontinued operations	(0.06)	(0.04)	(0.11)	0.04
	$0.08	$0.11	$0.20	$0.31
Shares outstanding:
Weighted-average basic shares	87,264	86,936	87,189	86,857
Weighted-average diluted shares	88,800	88,315	88,656	88,309
End-of-period basic shares	87,270	86,974	87,270	86,974

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Segment Net Sales
Performance Coatings	$139,460	$156,789	$276,246	$301,949
Performance Colors and Glass	98,729	106,109	198,193	209,479
Pigments, Powders and Oxides	30,025	31,319	56,547	63,516
Total segment net sales	$268,214	$294,217	$530,986	$574,944

Segment Gross Profit
Performance Coatings	$35,144	$37,823	$64,019	$71,240
Performance Colors and Glass	33,389	35,352	67,878	69,724
Pigments, Powders and Oxides	9,292	7,121	17,146	14,663
Other costs of sales	(185)	(1,842)	(768)	(2,220)
Total gross profit	$77,640	$78,454	$148,275	$153,407

Selling, general and administrative expenses	$52,695	$49,260	$102,151	$100,629
Restructuring and impairment charges	1,116	1,958	1,625	6,308
Other expense, net	5,719	8,142	10,959	14,746
Income before income taxes	$18,110	$19,094	$33,540	$31,724

Table 3

Ferro Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$211,413	$140,500
Accounts receivable, net	242,482	236,749
Inventories	158,030	158,368
Deferred income taxes	6,508	7,532
Other receivables	26,753	25,635
Other current assets	14,424	17,912
Current assets held-for-sale	17,570	27,087
Total current assets	677,180	613,783
Other assets
Property, plant and equipment, net	194,459	212,642
Goodwill	92,976	93,733
Intangible assets, net	56,973	57,309
Deferred income taxes	36,186	39,712
Other non-current assets	63,863	60,982
Non-current assets held-for-sale	32,892	18,737
Total assets	$1,154,529	$1,096,898

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$7,332	$8,382
Accounts payable	125,838	129,236
Accrued payrolls	25,048	36,051
Accrued expenses and other current liabilities	47,842	53,133
Current liabilities held-for-sale	6,841	10,016
Total current liabilities	212,901	236,818
Other liabilities
Long-term debt, less current portion	406,331	303,629
Postretirement and pension liabilities	157,924	167,772
Other non-current liabilities	47,087	50,359
Non-current liabilities held-for-sale	2,168	2,304
Total liabilities	826,411	760,882
Equity
Total Ferro Corporation shareholders’ equity	319,394	324,384
Noncontrolling interests	8,724	11,632
Total liabilities and equity	$1,154,529	$1,096,898

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net income	$6,785	$10,388	$15,800	$27,121
Gain on sale of assets and business	694	3,469	988	3,573
Depreciation and amortization	8,621	11,910	16,732	23,246
Restructuring and impairment charges	775	10,097	(32)	4,963
Devaluation of Venezuela	-	-	3,343	1,094
Accounts receivable	(5,912)	(9,776)	(17,757)	(42,531)
Inventories	(274)	(12,519)	1,153	(33,946)
Accounts payable	(2,432)	(11,599)	(1,511)	24,991
Other changes in current assets and liabilities, net	2,840	14,834	(20,786)	916
Other adjustments, net	3,106	8,106	6,004	(6,757)
Net cash provided by operating activities	14,203	24,910	3,934	2,670

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(11,675)	(20,642)	(26,554)	(32,805)
Proceeds from sale of assets	34	5,103	125	5,755
Acquisition of TherMark	-	-	(5,479)	-
Net cash used in investing activities	(11,641)	(15,539)	(31,908)	(27,050)

Cash flows from financing activities
Net borrowings (repayments) under loans payable (1)	1,636	(42,620)	(931)	(42,097)
Proceeds from revolving credit facility	105,000	215,281	105,000	370,582
Principal payments from term loan facility	(750)	-	(1,500)	-
Principal payments on revolving credit facility	-	(173,210)	-	(282,218)
Other financing activities	(950)	586	(181)	365
Net cash provided by financing activities	104,936	37	102,388	46,632
Effect of exchange rate changes on cash and cash equivalents	(1,260)	(307)	(3,501)	(391)
Increase in cash and cash equivalents	106,238	9,101	70,913	21,861
Cash and cash equivalents at beginning of period	105,175	41,088	140,500	28,328
Cash and cash equivalents at end of period	$211,413	$50,189	$211,413	$50,189

Cash paid during the period for:
Interest	$3,636	$1,256	$7,045	$12,126
Income taxes	$3,341	$3,171	$9,482	$4,112

(1)	Includes cash flows related to our domestic accounts receivable program and loans payable to banks.

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended June 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net (loss) income attributable to common shareholders	Diluted earnings (loss) per share

	2015

As reported	$190,574	$52,695	$1,116	$5,719	$5,679	$6,599	$0.08
Special items:
Restructuring	-	-	(1,116)	-	325	791	0.01
Other[1]	(116)	(3,982)	-	(2,703)	2,498	4,303	0.05
Discontinued operations	-	-	-	-	-	5,646	0.06
Total special items[3]	(116)	(3,982)	(1,116)	(2,703)	2,823	10,740	0.12
As adjusted	$190,458	$48,713	$-	$3,016	$8,502	$17,339	$0.20

	2014

As reported	$215,763	$49,260	$1,958	$8,142	$5,186	$9,959	$0.11
Special items:
Restructuring	-	-	(1,958)	-	705	1,253	0.02
Other[1]	113	(2,209)	-	(3,316)	1,948	3,464	0.04
Taxes[2]	-	-	-	-	1,688	(1,688)	(0.02)
Discontinued operations	-	-	-	-	-	3,520	0.04
Total special items[3]	113	(2,209)	(1,958)	(3,316)	4,341	6,549	0.07
As adjusted	$215,876	$47,051	$-	$4,826	$9,527	$16,508	$0.19

(1)

Primarily includes adjustments for certain business development activities within “Selling general and administrative expenses” in 2015, and certain business development activities and costs associated with certain reorganization projects in 2014.  Within “Other expense, net”, the adjustments primarily include the impact of the loss on a foreign currency contract associated with the purchase of Nubiola in 2015, and the impacts of gains/losses on asset sales in 2014.

(2)

Adjustment of adjusted earnings to a normalized 36% tax rate in 2014.  In 2015, the tax rate reflects the reported tax rate, adjusted for pro forma adjustments being tax effected at the respective statutory rate where the item originated.

(3)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Six Months Ended June 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net income (loss) attributable to common shareholders	Diluted earnings (loss) per share

	2015

As reported	$382,711	$102,151	$1,625	$10,959	$8,138	$17,569	$0.20
Special items:
Restructuring	-	-	(1,625)	-	487	1,138	0.01
Other[4]	(2,754)	(6,397)	-	(4,763)	3,460	10,454	0.12
Discontinued operations	-	-	-	-	-	9,602	0.11
Noncontrolling interest	-	-	-	-	-	(1,453)	(0.02)
Total special items[6]	(2,754)	(6,397)	(1,625)	(4,763)	3,947	19,741	0.22
As adjusted	$379,957	$95,754	$-	$6,196	$12,085	$37,310	$0.42

	2014

As reported	$421,537	$100,629	$6,308	$14,746	$7,667	$27,164	$0.31
Special items:
Restructuring	-	-	(6,308)	-	2,271	4,037	0.05
Other[4]	322	(2,444)	-	(5,175)	2,627	4,670	0.05
Taxes[5]	-	-	-	-	3,754	(3,754)	(0.04)
Discontinued operations	-	-	-	-	-	(3,064)	(0.04)
Noncontrolling interest	-	-	-	-	-	(461)	(0.01)
Total special items[6]	322	(2,444)	(6,308)	(5,175)	8,652	1,428	0.01
As adjusted	$421,859	$98,185	$-	$9,571	$16,319	$28,592	$0.32

(4)

Primarily includes adjustments for certain business development activities within “Selling general and administrative expenses” in 2015, and certain business development activities and the impacts of currency related items in Venezuela in 2014.  Within “Other expense, net”, the adjustments primarily include the impact of the loss on a foreign currency contract associated with the purchase of Nubiola in 2015, and the impacts of currency related items in Venezuela, and gains/losses on asset sales in 2014.

(5)

Adjustment of adjusted earnings to a normalized 36% tax rate in 2014.  In 2015, the tax rate reflects the reported tax rate, adjusted for pro forma adjustments being tax effected at the respective statutory rate where the item originated.

(6)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities, the overall financial impact of currency related items in Venezuela and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales

and Schedule of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Performance Coatings	$139,460	$156,789	$276,246	$301,949
Performance Colors and Glass	87,434	95,632	177,362	188,772
Pigments, Powders and Oxides	29,994	29,178	56,440	58,320
Total segment net sales excluding precious metals	256,888	281,599	510,048	549,041
Sales of precious metals	11,326	12,618	20,938	25,903
Total net sales	$268,214	$294,217	$530,986	$574,944

Net sales excluding precious metals	$256,888	$281,599	$510,048	$549,041
Adjusted cost of sales[1]	190,458	215,876	379,957	421,859
Cost of sales from precious metals	(11,326)	(12,618)	(20,938)	(25,903)
Adjusted cost of sales excluding precious metals	179,132	203,258	359,019	395,956
Adjusted gross profit	$77,756	$78,341	$151,029	$153,085
Adjusted gross profit percentage	30.3%	27.8%	29.6%	27.9%

(1)

Primarily includes immaterial adjustments related to closed sites/product lines in the three months ended June 30, 2015 and 2014.      Primarily includes the adjustment for impacts of currency related items in Venezuela in the six months ended June 30, 2015 and costs associated with closed sites/product lines in the six months ended June 30, 2014.

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted gross profit and adjusted cost of sales excludes special items, primarily comprised of certain business development activities, and the overall financial impact of currency related items in Venezuela. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Three months ended
(Dollars in thousands)	June 30,
	2014	Adjusted 2014 (1)	2015	2015 vs Adjusted 2014
Segment net sales excluding precious metals
Performance Coatings	$156,789	$132,384	$139,460	$7,076
Performance Colors and Glass	95,632	85,214	87,434	2,220
Pigments, Powders and Oxides	29,178	27,563	29,994	2,431
Total segment net sales excluding precious metals	$281,599	$245,161	$256,888	$11,727

Segment gross profit
Performance Coatings	$37,823	$32,223	$35,144	$2,921
Performance Colors and Glass	35,352	31,676	33,389	1,713
Pigments, Powders and Oxides	7,121	6,823	9,292	2,469
Other costs of sales	(1,842)	(1,810)	(185)	1,625
Total gross profit	$78,454	$68,912	$77,640	$8,728

Adjusted gross profit	78,341	68,809	77,756	8,947

Selling, general and administrative expenses	49,260	46,040	52,695	6,655

Adjusted selling, general and administrative expenses	47,051	43,831	48,713	4,882

Operating profit	29,194	22,872	24,945	2,073

Adjusted operating profit	31,290	24,978	29,043	4,065

(1)

Reflects the remeasurement of 2014 reported and adjusted local currency results using 2015 exchange rates, resulting in constant currency comparative figures to 2015 reported and adjusted results.  See Table 5 for pro forma adjustments applicable to the three month comparative periods, respectively.

It should be noted that the adjusted 2014 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2014 results is remeasured using the respective 2015 exchange rate.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Six months ended
(Dollars in thousands)	June 30,
	2014	Adjusted 2014 (1)	2015	2015 vs Adjusted 2014
Segment net sales excluding precious metals
Performance Coatings	$301,949	$258,333	$276,246	$17,913
Performance Colors and Glass	188,772	168,994	177,362	8,368
Pigments, Powders and Oxides	58,320	55,096	56,440	1,344
Total segment net sales excluding precious metals	$549,041	$482,423	$510,048	$27,625

Segment gross profit
Performance Coatings	$71,240	$61,369	$64,019	$2,650
Performance Colors and Glass	69,724	62,751	67,878	5,127
Pigments, Powders and Oxides	14,663	14,037	17,146	3,109
Other costs of sales	(2,220)	(2,214)	(768)	1,446
Total gross profit	$153,407	$135,943	$148,275	$12,332

Adjusted gross profit	153,085	135,675	151,029	15,354

Selling, general and administrative expenses	100,629	94,390	102,151	7,761

Adjusted selling, general and administrative expenses	98,185	92,142	95,754	3,612

Operating profit	52,778	41,553	46,124	4,571

Adjusted operating profit	54,900	43,533	55,275	11,742

(1)

Reflects the remeasurement of 2014 reported and adjusted local currency results using 2015 exchange rates, resulting in constant currency comparative figures to 2015 reported and adjusted results.  See Table 6 for pro forma adjustments applicable to the six month comparative periods, respectively.

It should be noted that the adjusted 2014 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2014 results is remeasured using the respective 2015 exchange rate.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 10

Ferro Corporation and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income attributable to Ferro Corporation common shareholders	$6,599	$9,959	$17,569	$27,164
Loss (income) from discontinued operations, net of taxes	5,646	3,520	9,602	(3,064)
Interest expense	3,110	4,673	6,260	9,184
Income tax expense	5,679	5,186	8,138	7,667
Depreciation and amortization	8,621	8,469	16,732	17,296
Less interest amortization expense and other	(289)	(366)	(586)	(732)
Cost of sales adjustments	116	(113)	2,754	(322)
SG&A Adjustments	3,982	2,209	6,397	2,444
Restructuring and Impairment	1,116	1,958	1,625	6,308
Other expense and (income) adjustments	2,703	3,316	4,763	5,175
Noncontrolling interest adjustments	-	-	(1,453)	(461)
Adjusted EBITDA	$37,283	$38,811	$71,801	$70,659

Net sales excluding precious metals	$256,888	$281,599	$510,048	$549,041
Adjusted EBITDA as a % of net sales excluding precious metals	14.5%	13.8%	14.1%	12.9%

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, non-recurring adjustments to cost of sales, non-recurring adjustments to SG&A, restructuring and impairment charges, and non-recurring adjustments to miscellaneous income and expense. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 11

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Rolling Twelve Months Ended (unaudited)

(Dollars in thousands)	June 30,	December 31,
	2015	2014

Gross profit	$279,954	$285,085
Selling, general and administrative expenses	288,284	286,762
Total operating loss	(8,330)	(1,677)
Pro forma adjustments[1]	108,010	101,624
Adjusted operating profit before tax	99,680	99,947
Less: Tax at pro forma rate[2]	(28,907)	(35,981)
Net operating profit after tax	$70,773	$63,966

Vetriceramici NOPAT gain (loss)	3,790	(536)
Net operating profit after tax	$66,982	$64,502

Equity	328,118	336,016
Equity - discontinued operations	(41,453)	(33,507)
Debt	413,663	312,011
Off balance sheet precious metal leases	26,711	26,535
Postretirement and pension liabilities	157,924	167,772
Environmental liabilities	13,667	14,440
Cash	(211,413)	(140,500)
Invested capital including Vetriceramici	$687,217	$682,767

Return on invested capital including Vetriceramici	10.3%	9.4%

Less: Vetriceramici invested capital	97,489	100,430
Invested capital excluding Vetriceramici	$589,728	$582,337

Return on invested capital excluding Vetriceramici	11.4%	11.1%

(1)

Primarily includes adjustments for the annual remeasurement of our pension and other postretirement benefit plans, certain business development activities, currency related items in Venezuela, gains/losses on asset sales and costs associated with certain reorganization projects.

(2)

Operating profit is tax effected at 29% for the rolling twelve months ended June 30, 2015, as this represents a normalized tax rate reflecting our current mix of business in 2015.  This tax rate deviates from our full year 2015 estimate due to certain discrete items in 2015 that would not be considered normalized, as well as certain tax planning opportunities to be implemented in the second half of 2015.  The pro forma tax rate in 2014 was 36%.

It should be noted that adjusted operating profit and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted operating profit is operating profit before the effects of discontinued operations, non-recurring adjustments to cost of sales, and non-recurring adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.